COUNTRYWIDE CREDIT INDUSTRIES, INC.
MANAGING DIRECTOR
INCENTIVE PLAN

Effective March 1, 2001

      1.      Objectives.   The Managing Director Incentive Plan is designed to focus the efforts of certain key executive employees of Countrywide on the continued improvement in the performance of Countywide and to aid in attracting, motivating and retaining superior executives by providing an incentive and reward for those executive employees who contribute most to the operating progress and performance of Countrywide.

      2.      Definitions.   The following definitions shall be applicable to the terms used in the Plan:

           (a)      "Administrator" shall mean the Administrative Committee of Countrywide Credit Industries, Inc.

           (b)      "Award" means a cash distribution to be made to a Participant for a Performance Year as determined in accordance with the provisions of the Plan.

           (c)      "Committee" means the Compensation Committee of the Board of Directors of Countrywide Credit Industries, Inc.

           (d)      "Countrywide" means the consolidated group of companies comprising Countrywide Credit Industries, Inc.

           (e)      "Fiscal Year" means the customary fiscal year of Countywide.

           (f)      "Incentive Plan" shall mean any annual incentive potential under an employment contract or the Countrywide Credit Industries, Inc. Annual Incentive Plan or such other annual incentive plan as the Administrator may determine.

           (g)      "Participant" means an eligible executive who, pursuant to Section 4 hereof, automatically becomes a participant in the Plan for a Fiscal Year.

           (h)      "Performance Year" means the Fiscal Year.

           (i)      "Plan" means this Countrywide Managing Director Incentive Plan, as set forth herein.

           (j)      “Target Award” is determined for each Participant by multiplying the Participant’s base pay rate in effect at the end of the Performance Year by a percentage based on the attainment of goals as outlined in the guidelines attached as Table A.

      3.      Adoption and Administration of the Plan.   The Plan shall become effective as of March 1, 2001 upon adoption by the Committee. Subject to the provisions of this Plan and in the absence of specific action by the Committee, this Plan shall be administered by the Administrator. The Plan shall not be modified, terminated or suspended except with the consent of the Committee. All decisions of the Administrator or the Committee shall be final and binding.

      4.      Participation and Target Awards.

          (a)      Determination of Participants and Target Awards.   Any Managing Director or Senior Managing Director who is not covered under another Incentive Plan shall be a Participant in the Plan. Except as provided in Sections 7(b) and 8, to be considered eligible for an Award, a Participant must be participating in the Plan for at least six months during the Performance Year.

           (b)      Notification.   Each Participant shall be notified of his or her eligibility for participation in the Plan for such Performance Year or shall be notified of his or her termination, as applicable, by a letter from the Administrator or his or her designee. A Participant shall have no right to or interest in an Award unless and until the Participant’s Award has been determined and certified by the Committee.

      5.      Determination of Award.

           (a)      Performance Review.   As soon as practicable after the close of each Performance Year, a determination of Countrywide's performance will be made by the Administrator.

           (b)      Awards.   The Awards shall be available to Participants on the basis of the guidelines described in Table A. Based on the goals and the extent to which they are achieved, the Committee shall approve the Award based on recommendations of the Administrator.

           (c)      Limitations.   The Committee shall have the right to adjust an Award upwards, or downwards to an actual award percentage of no less than 0%, upon attainment of a goal for which an Award is payable.

      6.      Time of Payment of Awards, Deferrals.

           (a)      Payment Date.   Except as provided in (b) below, as soon as practicable after the determination of Awards and approval by the Committee, any Award, less any legally required withholding, shall be paid to the Participant or, in the event of a Participant’s death, in accordance with Section 7 hereof.

           (b)      Deferrals.   Awards may be deferred pursuant to the Countrywide Credit Industries, Inc. Deferred Compensation Plan.

      7.      Death of a Participant.

           (a)      Beneficiary Designation.   A Participant may file a designation of beneficiary or beneficiaries on a form to be provided which designation may be changed or revolved by the Participant’s sole action, provided that such change or revocation is filed in written form.

           (b)      Death during Performance Year.   In case of the death of a Participant during a Performance Year, Countrywide may pay a pro rata portion of the Award to which the Participant would have been entitled for such Performance Year. Such pro rata portion shall be equal to (1) the ratio which the Participant’s completed calendar months of participation during the Performance Year bears to 12 multiplied by (2) the amount the Committee determines the Participant would have been entitled had he or she lived.

           (c)      Death after Performance Year.   In case of the death of a Participant after the end of a Performance Year, but before the delivery of an Award to which he or she may be entitled, such Award shall be delivered to the Participant’s designated beneficiary.

           (d)      Failure to Designate Beneficiary.   If a Participant dies having failed to designate any beneficiary, or if no beneficiary survives the Participant or survives to the date of any payment in question, the amount otherwise payable to such beneficiary shall be paid to the Participant’s surviving spouse, if any, and otherwise to the Participant’s heirs at law, as determined under the law governing succession to personal property for the state in which the Participant resided on the day the Participant died.

      8.     Retirement or Disability of Participant.   In case a Participant becomes totally and permanently disabled during a Performance Year, or retires from active employment after attaining age 55 with 11 years of service during a Performance Year, the Committee may but need not grant the Participant an Award. Generally, if any Award is granted, it will be based on a pro rata portion of the Award (but in no event greater than the full Award that the Participant would have received upon satisfaction of the performance goals.)

      9.      Termination of Employment.   If the employment of a Participant with Countrywide is terminated prior to the approval of the Committee for reasons other than those specified in Sections 7 or 8 hereof, the right to and the amount of an Award shall be forfeited.

      10.     Termination and Modification.   No Award shall be granted under the Plan after any date as of which the Plan shall have been terminated. The Board of Directors of Countrywide or the Committee may at any time modify, terminate or from time to time suspend and, if suspended, may reinstate the provisions of this Plan, including Table A. No Award shall be increased and no Award shall be reallocated to increase the Award to another Participant.

      11.      Effect of Other Plans.   Eligibility in or the receipt of any Award under the Plan shall not be affected by or affect any other compensation or benefit plans in effect.

      12.      No Employment Rights.   Nothing contained in nor any action under the Plan will confer upon any individual any right to continue in the employment of Countrywide and does not constitute any contract or agreement of employment or interfere in any way with the right of Countywide to terminate any individual's employment.

      13.      Withholding Tax.   As required by law, federal, state or local taxes that are subject to the withholding of tax at the source shall be withheld by Countrywide as necessary to satisfy such requirements.

      14.      Effective Date.   This Plan shall be effective as of March 1, 2001.

IN WITNESS WHEREOF, Countrywide Credit Industries, Inc. adopted this Countrywide Managing Director Incentive Plan and has caused this Plan document to be executed on this 22nd day of January 2002.

COUNTRYWIDE CREDIT INDUSTRIES, INC. By: ------------------------------------------------ Anne D. McCallion Managing Director Chief Administrative Officer

TABLE A
GUIDELINES

Overview
The bonus opportunity is based on a percentage of base salary as determined by the Administrative Committee. There are three components of the bonus plan. First is a Countrywide EPS component. The second is a Business unit component, if applicable. Third are personal objectives derived from Countrywide’s strategic plan which, based on individual performance, can modify the calculated bonus.

Countrywide EPS Component
The Earnings Per Share (“EPS”) goal provides for a portion of the bonus to be paid based on the performance of the Company versus an EPS goal. A multiplier is applied to this portion of the bonus, based on the actual performance versus the goal. The EPS goal is based on factors including prior years’ result, budgets and strategic plans, acceptable ROE objectives, and forecasts relevant to the business environment in which we operate. The EPS goal may change during the year to account for unusual circumstances (e.g., acquisitions, sales or large market shifts) which may significantly impact our plan.

Business Unit Component
Business unit goals, where applicable, are established at the beginning of the Fiscal Year. The Countrywide EPS and business unit components will be weighted as shown on the attachment. The level of success in meeting or exceeding these business unit goals will be used in calculating the bonus opportunity.

Personal Goals and Personal Performance
Achievement of the personal goals can modify the calculated bonus. Personal goals are based on the portions of the strategic plan for which the individual is responsible, with emphasis on the company’s priority objectives. Assessment of achievement of these goals can move the calculated bonus up or down from the calculated amount. Assessment of personal performance can move the calculated bonus (including the adjustment for strategic plan goal achievement) up or down from the calculated amount. The Personal Goals outlined to the Participant by his or her manager may be modified or additional goals added through discussions relating to this Plan.

Calculation
The calculation of bonus is based on base salary, the percentage of base salary to be used as the Target Award incentive, the weighting between the Countrywide EPS results and Business unit achievement, modified by the results of the personal goals and personal performance.